UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2016

TELEPHONE AND DATA SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14157	36-2669023
(State or other jurisdiction of	(Commission	(I.R.S. Employer Identification No.)
incorporation or organization)	File Number)

30 North LaSalle Street, Suite 4000, Chicago, Illinois 60602
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: (312) 630-1900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□		Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□		Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□		Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□		Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers

Pursuant to Item 5.02(e) of Form 8-K, Telephone and Data Systems, Inc. (“TDS”) is filing this Form 8-K to report the amount of bonuses paid to its named executive officers in 2016 with respect to 2015 performance.

Officers are not entitled to any bonus unless and until paid.

TDS is filing this Current Report on Form 8-K to disclose the amounts of bonuses paid to its named executive officers in 2016 with respect to 2015 performance.  Pursuant to Instruction 4 of Item 5.02, the below named executive officers include the persons who were identified as named executive officers in TDS’ most recent proxy statement filing with the SEC on April 17, 2015, and who will continue to be identified as named executive officers in the 2016 proxy statement.

Pursuant to the foregoing, the following amounts of bonuses were paid to the below named executive officers beginning on March 10, 2016 relating to 2015 performance:

	LeRoy T. Carlson Jr.(1)	Kenneth R. Meyers(2)	Douglas D. Shuma(3)	Scott H. Williamson(4)	David A. Wittwer(5)
Bonus Paid in 2016 for 2015 Performance	$1,400,000	$964,000	$316,200	$444,300	$507,300

(1)          Mr. Carlson’s informal target bonus with respect to the 2015 bonus paid in 2016 was 90% of his 2015 base salary of $1,352,700, or $1,217,430.  TDS established guidelines and procedures for awarding bonuses to the President and CEO.  These guidelines and procedures were filed by TDS as Exhibit 10.2 to TDS Form 8-K dated November 19, 2008, and an amendment to such guidelines and procedures was filed by TDS as Exhibit 10.1 to TDS’ Form 8-K dated November 18, 2009.  In the TDS Compensation Committee's subjective judgment and based on its analysis and consultation with its independent compensation consultant, Compensation Strategies, it believed that Mr. Carlson's cash bonus for 2015 should be $1,400,000, or approximately 115% of this target.  This reflects the Compensation Committee's subjective judgment of the bonus that Mr. Carlson should receive based on company performance, individual performance and other factors, including Mr. Carlson’s total cash compensation of base salary and bonus.

(2)         The bonus to Kenneth R. Meyers as President and CEO of United States Cellular Corporation (“U.S. Cellular”) was paid by U.S. Cellular.  TDS owns approximately 84% of the common stock of U.S. Cellular.  U.S. Cellular established guidelines and procedures for awarding bonuses to the President and CEO.  These guidelines and procedures were filed by U.S. Cellular as Exhibit 10.2 to U.S. Cellular's Form 8-K dated August 19, 2014.   Mr. Meyers’ informal target bonus was 80% of his base salary or $724,240. The Chairman approved a bonus to Mr. Meyers of $964,000 with respect to 2015 performance.  This was approximately 133% of the informal target bonus amount reflecting U.S. Cellular's overall company performance of 129% and the U.S. Cellular Chairman's subjective views regarding Mr. Meyers’ contributions to such performance and achievements in 2015.

(3)         Mr. Shuma’s bonus of $316,200 represents a bonus of approximately 142% of his target bonus for company performance and approximately 128% of his target bonus for individual performance.  The individual performance percentage was based on the recommendation of the TDS President and CEO, based on his subjective judgment of Mr. Shuma’s personal achievements and performance in 2015.

(4)         Mr. Williamson’s bonus of $444,300 represents a bonus of approximately 142% of his target bonus for company performance and approximately 128% of his target bonus for individual performance.  The individual performance percentage was based on the recommendation of the TDS President and CEO, based on his subjective judgment of Mr. Williamson’s personal achievements and performance in 2015.

(5)         David A. Wittwer is the President and CEO of TDS Telecommunications Corporation (“TDS Telecom”), a wholly owned subsidiary of TDS.  Mr. Wittwer’s target bonus with respect to the 2015 bonus paid in 2016 was 75% of his 2015 base salary of $608,000, or $456,000.  TDS Telecom’s overall company performance for 2015 was 100.7% of target.  Mr. Wittwer’s bonus of $507,300 was approximately 111% of his target for 2015.  This primarily reflects TDS Telecom’s overall company performance for 2015 of 100.7% and the TDS Telecom Chairman’s and TDS Compensation Committee’s subjective judgment of the TDS Telecom team performance and Mr. Wittwer’s personal achievements and performance in 2015.

The above shows the entire amount of the bonus paid, whether or not some or all of such bonus has been deferred and whether or not some portion of such amount will be reported as non-equity incentive plan compensation in the 2016 proxy statement.

TDS established the 2015 Officer Bonus Program for awarding bonuses to certain officers, which includes Douglas D. Shuma, Scott H. Williamson and David A. Wittwer.  This bonus program does not cover LeRoy T. Carlson, Jr. or Kenneth R. Meyers.  This program was filed with the SEC as Exhibit 10.1 to TDS’ Form 8-K dated August 7, 2015.  With respect to Mr. Shuma and Mr. Williamson, the bonus payments reflect TDS’ company performance in 2015 of 142%, and individual performance and other factors, as set forth in this program.

As to Mr. Wittwer, the program provided that the TDS Telecom President and CEO would have the same company and individual performance weightings as the other TDS executive officers, provided that in such case the company performance was to be based on TDS Telecom’s performance rather than TDS’ consolidated performance.  As indicated above, TDS Telecom’s overall company performance for 2015 was 100.7%.  However, the amount of the bonus payable to the TDS Telecom President and CEO was not formulaic and was based on TDS Telecom’s bonus plan, TDS Telecom metrics and various other performance measures in the discretion of the TDS President and CEO and the TDS Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on their behalf by the undersigned, thereto duly authorized.

Telephone and Data Systems, Inc.
(Registrant)

Date:	March 16, 2016

By:	/s/ Douglas D. Shuma
Douglas D. Shuma
Senior Vice President – Finance and Chief Accounting Officer
(principal financial officer and principal accounting officer)